Exhibit 10.26

Bank and Enterprise Cooperation Agreement

Between

Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd. and Shanghai Pudong Development Bank Suzhou Branch

Party A:	Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.
Party B:	Shanghai Pudong Development Bank Suzhou Branch

In order to promote the growth of businesses, the two parties, through friendly negotiations and based on the intended and mutual benefits, agree upon the following provisions of the comprehensive business cooperation agreement:

Provision One. In order to promote the growth of businesses, Party A agrees to open a general deposit account at Party B so Party B can provide business banking services to fulfill the Party A’s day-to-day business needs.

Party B shall treat Party A as key customer and a customer service manager is designated to provide the rapid and high-quality financial services to the Party A.

Provision Two. Party B agrees to provide Party A a line of credit equivalent to ten million US dollars and the term thereof is one year (from July 31, 2005 to July 31, 2006), in order to support the business development of Party A. Specific loan contract terms and funding plan are to be established in accordance with the credit policy of Party B, and shall be signed separately by and between the two parties through negotiations at the time.

Party A agrees that the fund will be used in accordance with the purpose as stated in the application, and after the loan is granted, Party A will proactively work with Party B in the management of loan, and will submit financial statements as scheduled, and will report the major events of the company in time.

Provision Three. With regard to business banking services such as collection and payment, international settlement, and personal finance, Party A agrees to give Party B priority in handling Party A’s business transactions. At the same time, Party B agrees to take the initiative to offer the corresponding financial products, so as to assist Party A in improving operational efficiency and assisting the business development of Party A.

[seal:] Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.

Provision Four. Miscellaneous

This agreement is a Memorandum of Intent for Party A and Party B to be engaged in relevant business cooperation, and separate contracts or agreements shall be signed respectively for the specific business operations as involved in the various provisions mentioned above in accordance with the relevant regulations of the state and the relevant requirements of the bank.

This agreement goes into effect from the date on which it is signed and marked with seal by and between the two parties, and will remain valid until either party requests in writing to terminate or a new agreement signed by and between the two parties replaces it.

Party B shall be responsible for coordinating the specific cooperation events under this agreement.

With regard to issues unsettled in this agreement, the two parties shall seek a resolution through friendly negotiations.

This agreement has two identical original copies, and the two parties respectively hold one copy each, and there are several duplicated copies available for reference.

Party A (Signature and Seal)	Party B (Signature and Seal)
[seal:] Multi-Fineline Electronix (Suzhou No. 2) Co. Ltd.	[illegible seal]
[signature]	[signature]

July 31, 2005

[illegible seal]